UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 of 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2006

Palm, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29597	94-3150688
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

950 W. Maude Avenue, Sunnyvale, California	94085
(Address of principal executive offices)	(Zip Code)

(408) 617-7000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

At a meeting on July 20, 2006, the Board of Directors (the “Board”) of Palm, Inc. (“Palm” or the “Company”) approved an amendment to the Company’s 2001 Stock Option Plan for Non-Employee Directors (the “2001 Director Plan”) to reduce the number of shares under options to acquire Palm common stock automatically granted to non-employee directors for service on the Board. The Board also approved a new equity compensation program for directors commencing as of the Company’s 2006 annual meeting of stockholders on October 5, 2006, pursuant to which directors will receive for their service restricted stock units under the Company’s 1999 Stock Plan in addition to options under the 2001 Director Plan. With these changes, each non-employee director will receive an initial grant of options to acquire 24,000 shares of Palm common stock and 8,000 restricted stock units upon joining the Board. Each year thereafter, subject to continued service on the Board, each non-employee director will receive options to acquire 12,000 shares of Palm common stock and 4,000 restricted stock units.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 20, 2006, the Board appointed William T. Coleman, III to the Board to fill the vacancy created by the increase in the authorized number of directors from 9 to 10 (described below). Mr. Coleman will serve as a Class I director with a term expiring at the annual meeting of stockholders to be held in 2006, or until his earlier resignation or removal. Mr. Coleman has also been appointed to serve on the Nominating and Governance Committee of the Board.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 20, 2006, the Board amended Article III, Section 3.2 of the Company’s bylaws to increase the authorized number of directors of the Company from nine to ten in conjunction with the appointment of Mr. Coleman to the Board. Article III, Section 3.2 of the Company’s bylaws, as amended, reads as follows, in relevant part:

3.2 Number. The authorized number of directors shall be fixed at ten (10).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PALM, INC.

Date: July 26, 2006	/s/ Mary E. Doyle
Mary E. Doyle
Senior Vice President, General Counsel and Secretary